Exhibit (a)(1)(E)

NEOPHOTONICS CORPORATION

NOTICE OF WITHDRAWAL

INSTRUCTIONS

If you previously elected to accept the offer by NeoPhotonics Corporation (“NeoPhotonics”) to reprice some or all of your outstanding Eligible Options or Eligible SARs, subject to the terms and conditions set forth in the Offer to Reprice Eligible Options and Stock Appreciation Rights dated November 18, 2014 (the “Offering Memorandum”) and you would like to change your election and withdraw the tender of any of your Eligible Options or Eligible SARs, you must complete and sign this Notice of Withdrawal and return it to NeoPhotonics so that we receive it before 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014, unless the Repricing Offer is extended. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. In particular, after 5:00 p.m., U.S. Pacific Time on Tuesday, December 16, 2014, you may not deliver your Notice of Withdrawal via hand delivery or interoffice mail because Ian Gray may not be available to accept your Notice of Withdrawal. After 5:00 p.m. on Tuesday, December 16, 2014 and before 9:00 p.m. U.S. Pacific Time on Wednesday, December 17, 2014 you must submit your Notice of Withdrawal only by facsimile or by email (by PDF or similar imaged document file). Notwithstanding anything herein to the contrary, unless we have accepted the Eligible Options or Eligible SARs, you may also withdraw any such tendered securities at any time after 9:00 p.m. Pacific Time on Friday, January 16, 2015.

Once the Notice of Withdrawal is signed and complete, please return it to NeoPhotonics by one of the following means:

By Mail or Courier NeoPhotonics Corporation 2911 Zanker Road San Jose, California 95134 Attention: Ian Gray Phone: (408) 232-9200	By Facsimile NeoPhotonics Corporation Attention: Ian Gray Facsimile: (408) 321-5018

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Pacific Time on Tuesday, December 16, 2014) Attention: Ian Gray	By Email (By PDF or similar imaged document file) tender@neophotonics.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Options or Eligible SARs will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Employee, any previously tendered Eligible Options or Eligible SARs will be amended pursuant to the Repricing Offer.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before Wednesday, December 17, 2014, please contact Ian Gray at 2911 Zanker Road, San Jose, California 95134 or by telephone at (408) 232-9200 to confirm that we have received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS

YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS OR ELIGIBLE SARS.

NOTICE OF WITHDRAWAL

To:	NeoPhotonics Corporation
2911 Zanker Road
San Jose, California 95134
Attention: Ian Gray
Facsimile: (408) 232-9200
Email: tender@neophotonics.com

I previously received a copy of the Offering Memorandum, dated November 18, 2014, and the Election Form and Eligible Option and Eligible SAR Information Sheet. I signed and returned the Election Form and Eligible Option and Eligible SAR Information Sheet, in which I elected to tender some or all of my Eligible Options or Eligible SARs for amendment. I understand that NeoPhotonics will not accept any conditional or partial returns of individual Eligible Option or Eligible SAR grants and that, if I wish to withdraw my election, for each Eligible Option or Eligible SAR grant previously tendered, I must withdraw my election as to the entire Eligible Option or Eligible SAR grant. I wish to change that election and withdraw from the Repricing Offer with respect to the Eligible Option or Eligible SAR grants listed below:

	Grant Date of Eligible Option	Exercise Price Per Share of Common Stock Subject to Option	Total Number of Outstanding Shares Subject to Option

1.

2.

3.

4.

	Grant Date of Eligible SAR	Exercise Price of Stock Appreciation Right	Total Number of Stock Appreciation Rights

1.

2.

3.

4.

I further understand that, by signing this Notice of Withdrawal and delivering it to NeoPhotonics, I withdraw my acceptance of the Repricing Offer with respect to the Eligible Option or Eligible SAR grants listed above and reject the Repricing Offer. By rejecting the Repricing Offer with respect to the Eligible Option or Eligible SAR grants listed above, I understand that my Eligible Options or Eligible SARs will not be repriced, and I will retain those option or stock appreciation rights, as applicable, with their existing exercise price, vesting schedule and other terms and conditions. I agree that NeoPhotonics has made no representations or warranties to me regarding my rejection of the Repricing Offer. The withdrawal of the Eligible Options or Eligible SARs listed above is at my own discretion. I agree that NeoPhotonics will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the Eligible Options or Eligible SARs listed above.

I elect to withdraw the Eligible Option or Eligible SAR grants listed above that I previously chose to exchange pursuant to the Repricing Offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Holder’s Signature	Date and Time

Eligible Holder’s Name (please print or type)